Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS 2020 SECOND QUARTER RESULTS
Second quarter year-over-year change in domestic RevPAR outperformed overall industry by over 20 percentage points; awarded 93 new domestic franchise agreements in the quarter

ROCKVILLE, Md., Aug. 6, 2020 - Choice Hotels International, Inc. (NYSE: CHH), one of the world's largest lodging franchisors, today reported its results for the three and six months ended June 30, 2020.

“The resilience of our asset-light, franchise-focused business model, combined with our winning strategy to grow the right brands in the right markets, has allowed us to capture an outsized share of demand as Americans continue to return to travel,” said Patrick Pacious, president and chief executive officer, Choice Hotels. “We believe that our predominantly leisure focus and strength in domestic drive-to markets will allow us to continue to outperform the overall industry during the recovery phase. We are optimistic that our long-term view, strong balance sheet, disciplined capital allocation strategy, proven brands and compelling franchisee value proposition will help us emerge from the crisis in a position of strength.”

In the second quarter of 2020, Choice Hotels continued to implement efforts to provide a broad range of support to its franchisees, guests and communities while preserving the company's financial flexibility by bolstering liquidity and reducing discretionary spending. Highlights of second quarter and year-to-date 2020 results include:

•
As of July 31, 2020, nearly 100% of the company’s 5,917 domestic hotels are operating. Even in April, when the effects of COVID-19 were felt most significantly in the industry, over 90% of Choice Hotels’ domestic hotels remained open. In addition, 96% of the company’s more than 1,200 international hotels were open as of July 31, 2020.

•
Domestic systemwide revenue per available room (RevPAR) declined 49.6% for second quarter 2020 compared to the same period of the prior year, outperforming the total industry by 2,030 basis points and exceeding the chain scale segments in which the company competes, as reported by STR. Domestic comparable RevPAR declined 48.6% for second quarter 2020 compared to the same period of the prior year, outperforming the total industry by 2,130 basis points.

•	The company’s domestic effective royalty rate for second quarter 2020 increased 10 basis points over the prior year second quarter to 4.94%.

•
The company awarded 151 new domestic franchise agreements year to date through June 30, 2020, a 42% decrease compared to the same period of the prior year. Over 80% of the agreements were signed since mid-March and two-thirds of the agreements awarded in the first half of the year were for conversion hotels. The company built on its first half development performance with an additional 33 new domestic franchise agreements awarded in the month of July.

•	Net loss was $2.4 million for the second quarter, representing diluted net loss per share of $0.04.

•	Second quarter adjusted net income, excluding certain items described in Exhibit 6, decreased 90% to $6.7 million from second quarter 2019.

•	Adjusted earnings per share for the second quarter were $0.13, an 89% decrease from second quarter 2019.

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter were $41.1 million, a 60% decrease from second quarter 2019.

Performance Trends

•
Domestic systemwide RevPAR decreased 49.6% for second quarter 2020 compared to the second quarter 2019, exceeding overall industry performance by 2,030 basis points. In the second quarter 2020, Choice Hotels outperformed the respective chain scales in which the company competes by 670 basis points.

•
Since the onset of the pandemic in mid-March through the end of July, Choice Hotels’ domestic systemwide occupancy rates outperformed the industry by an average of nearly 565 basis points per week. The trough in the company’s domestic systemwide occupancy rate was the week of April 5, 2020 at 28%, compared to the overall industry rate of 21%. The company’s domestic systemwide occupancy rate has seen steady improvements since that time, reaching over 50% during the last week of June and continuing to rise into July (see Exhibit 7 for weekly occupancy trends).

•
In July, domestic systemwide RevPAR declined approximately 33% over the prior year comparable monthly period, with average weekly occupancy exceeding 53% during the week of July 26, 2020. Over half of the domestic portfolio achieved occupancy levels at or above 50% during the last week of July and trends of occupancy gains have been continuing into August.

•
The company’s extended-stay portfolio has proven to be highly resilient, with average occupancy rates of 66% since the onset of pandemic in mid-March through June 30, 2020 - nearly double the industry average of 34%. Specifically, the WoodSpring Suites brand experienced occupancy levels of 69% in the second quarter, outperforming the industry by 3,570 basis points. WoodSpring Suites’ occupancy levels have remained above 70% since mid-May and returned to prior year levels during the last week of July.

•
Nearly 90% of the company's domestic hotels are in suburban, small towns and interstate locations, which have reported higher occupancy levels and less significant RevPAR declines than other locations during the second quarter, driven by relatively stronger consumer demand for these destinations.

Additional details for the company’s second quarter 2020 results are as follows:

Revenues

•	Total revenues decreased 52% to $151.7 million for second quarter 2020, compared to the same period of 2019.

•	Total revenues excluding marketing and reservation system fees decreased 50% to $72.1 million for second quarter 2020, compared to the same period of 2019.

•	Second quarter 2020 domestic royalties decreased 52% to $48.3 million, compared to the same period of 2019.

Development

•
The company’s extended-stay portfolio continued to expand, reaching 414 domestic hotels as of June 30, 2020, an 8% increase since June 30, 2019, with the domestic extended-stay pipeline expanding to nearly 300 hotels awaiting conversion, under construction or approved for development. Since June 30, 2019, the WoodSpring Suites brand grew the number of open domestic hotels by 7% and its domestic pipeline by 22%.

•
As of June 30, 2020, the number of domestic rooms in the company’s upscale portfolio expanded 37% since June 30, 2019, driven by an increase in room count of 24% for the Cambria Hotels brand and 42% for the Ascend Hotel Collection, the latter of which includes 17 properties associated with the company's strategic partnership with AMResorts, an Apple Leisure Group brand.

•
The number of domestic hotels and rooms, as of June 30, 2020, increased 0.6% and 2.0%, respectively, from June 30, 2019. The company's domestic upscale, midscale and extended stay segments reported a 2.3% aggregate increase in units and a 3.7% increase in rooms since June 30, 2019. The number of international hotels and rooms as of June 30, 2020, increased 3.0% and 12.7%, respectively, from the comparable period of 2019.

•	The company's total domestic pipeline of hotels awaiting conversion, under construction or approved for development as of June 30, 2020 reached over 980 hotels and over 78,500 rooms.

•
The company awarded 93 domestic franchise agreements in second quarter 2020, a 49% decrease compared to the same period in the prior year. Of the total domestic franchise agreements awarded in the second quarter, over 60% were conversions and more than half were executed in the month of June.

Balance Sheet and Liquidity
The company continues to benefit from its primarily franchise-only business model, which has historically provided a relatively stable earnings stream, low capital expenditure requirements and significant free cash flow. As a precautionary measure to further enhance liquidity, on April 16, 2020, Choice Hotels obtained a 364-day, $250 million term loan with the possibility of a one year-extension subject to lender consent. On July 23, 2020, the company capitalized on favorable credit markets to issue $450 million in an aggregate principal amount of new 3.70% senior notes due 2031. The net proceeds from the offering were used to repay the 364-day, $250 million term loan and to fund the early repurchase of a portion of the company’s 5.750% senior notes due 2022, reducing the company's effective borrowing costs. During the second quarter of 2020, the company’s net debt increased approximately $31 million, and its cash and available borrowing capacity through the revolving credit facility remained at over $725 million as of June 30, 2020.

The company continues to follow a prudent and disciplined capital allocation strategy, ensuring the level of investment activity is aligned with the current environment.

Dividends
As previously disclosed, the company suspended the payout of future dividends for at least the remainder of 2020. As a result, total dividends paid during 2020 will be approximately $25 million.

Stock Repurchases
During the three months ended June 30, 2020, the company repurchased approximately 7,000 shares of common stock for approximately $0.5 million through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company's equity incentive plans. As of June 30, 2020, the company had 3.4 million shares remaining under the current share repurchase authorization. The company has temporarily suspended share repurchases under the stock repurchase program as previously disclosed on April 8, 2020, but may continue to repurchase stock from employees in conjunction with tax withholding and option exercises under the company’s equity incentive plans.

Outlook
On March 17, 2020, the company announced that it withdrew its previously issued outlook for 2020. The ultimate and precise impact of COVID-19 on full year 2020 is still unknown at this time and will depend on the level of resurgence in COVID-19 cases, the duration and scope of mandated travel and other restrictions, the confidence level of consumers to travel and the pace and level of the broader macroeconomic recovery. As a result, the company is not providing formal guidance for 2020 at this time.

The company currently expects the impact of COVID-19 on business performance will be less significant for the quarter ended September 30, 2020 than the quarter ended June 30, 2020 based on the continued weekly trend of travel demand growth predominantly stemming from leisure transient guests driving to their destinations.

As the year progresses, the company will continue to evaluate the impact of COVID-19 across its business and will provide further updates in the next earnings report based on the best information then available.

Conference Call
Choice Hotels International will conduct a conference call on Thursday, August 6, 2020, at 11:30 a.m. Eastern Time to discuss the company’s second quarter 2020 earnings results. The dial-in number to listen to the call domestically is 1-888-349-0087 and the number for international participants is 1-412-317-5259. A live webcast will also be available on the company’s investor relations website, http://investor.choicehotels.com/, and can be accessed via the Financial Performance and Presentations tab.

About Choice Hotels
Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. With more than 7,100 hotels, representing nearly 600,000 rooms, in over 40 countries and territories as of June 30, 2020, the Choice® family of hotel brands provide business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

Forward-Looking Statements
Certain matters discussed in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as "expect," "estimate," "believe," "anticipate," "should," "will," "forecast," "plan," "project," "assume," or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management's current beliefs, assumptions, and expectations regarding future events, which, in turn, are based on information currently available to management. Such statements may relate to projections of the company's revenue, expenses, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, and other financial and operational measures, including occupancy and open hotels, the company's ability to benefit from any rebound in travel demand, our liquidity, our ability to assist franchisees through relief or other financial measures, our ability to minimize or manage disruptions posed by COVID-19, our ability to achieve cost savings and reduce discretionary spending and investments, and the impact of COVID-19 and economic conditions on our future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance, or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, continuation, resurgence, or worsening of the COVID-19 pandemic, including quarantines, "shelter-in-place" orders, or other travel restrictions; new information which may emerge concerning the severity or impact of the COVID-19 pandemic and the development of vaccines and treatments for COVID-19; changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending, and the demand for travel, transient, and group business; volatility or increases in oil and gas prices that may deter consumers from using their vehicles and impact the demand for leisure travel;
the impact of COVID-19 on the global hospitality industry, particularly but not exclusively in the U.S. travel market; the success of our mitigation efforts in response to the COVID-19 pandemic; the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption; the timing and amount of future dividends and share repurchases; changes to general, domestic, and foreign economic conditions, including access to liquidity and capital as a result of COVID-19; future domestic or global outbreaks of COVID-19 or other epidemics, pandemics, or contagious diseases, or fear of such outbreaks; changes in law and regulation applicable to the travel, lodging, or franchising industries; foreign currency fluctuations; impairments or declines in the value of the company's assets; operating risks common in the travel, lodging, or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; the commercial acceptance of our software as a service technology solutions division's products and services; our ability to grow our franchise system; exposure to risks related to our hotel development, financing, and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; cyber security and data breach risks; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations, especially in areas currently most affected by COVID-19; the outcome of litigation; our ability to effectively manage our indebtedness and secure our indebtedness; and any future resurgence of COVID-19. These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly

Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measurements
The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, revenues excluding marketing and reservation system activities, adjusted net income, and adjusted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibit 6, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income, EPS, and total revenues. The company's calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited.
We discuss management's reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit and legal costs, debt-restructuring costs, exceptional allowances recorded as a result of COVID-19’s impact on the collectability of receivables and gains and losses on sale/disposal and impairment of assets primarily related to the company's operations that provide Software as a Service ("SaaS") technology solutions to vacation-rental management companies and an abandoned hotel development project to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: Adjusted EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise-agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by marketing and reservation-system activities. We consider adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use adjusted EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company's capital structure, debt levels, and credit ratings and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense

(benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A are excluded from EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company's net income. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company's franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and EPS exclude the impact of surpluses or deficits generated from marketing and reservation-system activities. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company's franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance. We consider adjusted net income and adjusted EPS to be indicators of operating performance because excluding these items allow for period-over-period comparisons of our ongoing operations.

Revenues, Excluding Marketing and Reservation System Activities: The company reports revenues, excluding marketing and reservation-system activities. These non-GAAP measures we present are commonly used measures of performance in our industry and facilitate comparisons between the company and its competitors. Marketing and reservation-system activities are excluded, as the company's franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance.

Contacts
Scott Oaksmith, Senior Vice President, Real Estate and Finance
Allie Summers, Director, Executive Reporting and Investor Relations

IR@choicehotels.com

© 2020 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc. and Subsidiaries							Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
			Variance				Variance
	2020	2019	$	%	2020	2019	$	%
(In thousands, except per share amounts)

REVENUES

Royalty fees	$50,152	$106,427	$(56,275)	(53)%	$120,491	$186,780	$(66,289)	(35)%
Initial franchise and relicensing fees	6,676	6,675	1	0%	13,960	13,482	478	4%
Procurement services	10,697	20,829	(10,132)	(49)%	24,494	32,776	(8,282)	(25)%
Marketing and reservation system	79,677	172,465	(92,788)	(54)%	190,062	282,529	(92,467)	(33)%
Owned hotels	2,108	—	2,108	NM	11,530	—	11,530	NM
Other	2,423	11,288	(8,865)	(79)%	9,371	20,437	(11,066)	(54)%
Total revenues	151,733	317,684	(165,951)	(52)%	369,908	536,004	(166,096)	(31)%

OPERATING EXPENSES

Selling, general and administrative	43,964	46,980	(3,016)	(6)%	72,799	86,494	(13,695)	(16)%
Depreciation and amortization	6,398	3,405	2,993	88%	12,927	7,021	5,906	84%
Marketing and reservation system	89,309	160,121	(70,812)	(44)%	219,756	279,960	(60,204)	(22)%
Owned hotels	2,976	—	2,976	NM	9,010	—	9,010	NM
Total operating expenses	142,647	210,506	(67,859)	(32)%	314,492	373,475	(58,983)	(16)%

Loss on sale, disposition and impairment of assets, net	(1,226)	(4,641)	3,415	NM	(1,226)	(14,942)	13,716	NM

Operating income	7,860	102,537	(94,677)	(92)%	54,190	147,587	(93,397)	(63)%

OTHER INCOME AND EXPENSES, NET
Interest expense	13,082	11,093	1,989	18%	24,462	22,304	2,158	10%
Interest income	(2,245)	(2,784)	539	(19)%	(4,533)	(5,397)	864	(16)%
Loss on extinguishment of debt	—	—	—	NM	607	—	607	NM
Other (gains) losses	(3,585)	(906)	(2,679)	296%	692	(3,104)	3,796	(122)%
Equity in net loss of affiliates	3,486	980	2,506	256%	5,441	3,151	2,290	73%
Total other income and expenses, net	10,738	8,383	2,355	28%	26,669	16,954	9,715	57%

Income (loss) before income taxes	(2,878)	94,154	(97,032)	(103)%	27,521	130,633	(103,112)	(79)%
Income tax (benefit) expense	(437)	19,765	(20,202)	(102)%	(25,501)	26,163	(51,664)	(197)%
Net (loss) income	$(2,441)	$74,389	$(76,830)	(103)%	$53,022	$104,470	$(51,448)	(49)%

Basic (losses) earnings per share	$(0.04)	$1.34	$(1.38)	(103)%	$0.96	$1.88	$(0.92)	(49)%

Diluted (losses) earnings per share	$(0.04)	$1.33	$(1.37)	(103)%	$0.95	$1.87	$(0.92)	(49)%

Choice Hotels International, Inc. and Subsidiaries		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share amounts)	June 30,	December 31,
	2020	2019

ASSETS

Cash and cash equivalents	$314,139	$33,766
Accounts receivable, net	149,062	141,566
Other current assets	61,278	61,257
Total current assets	524,479	236,589

Intangible assets, net	291,198	290,421
Goodwill	159,196	159,196
Property and equipment, net	350,459	351,502
Investments in unconsolidated entities	72,929	78,655
Notes receivable, net of allowances	97,935	103,054
Investments, employee benefit plans, at fair value	25,138	24,978
Operating lease right-of-use-assets	21,700	24,088
Other assets	143,007	118,189

Total assets	$1,686,041	$1,386,672

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	$57,814	$73,449
Accrued expenses and other current liabilities	59,258	90,364
Deferred revenue	49,983	71,594
Current portion of long-term debt	7,157	7,511
Liability for guest loyalty program	44,525	82,970
Total current liabilities	218,737	325,888

Long-term debt	1,232,136	844,102
Deferred revenue	124,152	112,662
Liability for guest loyalty program	76,819	46,698
Operating lease liabilities	17,288	21,270
Deferred compensation and retirement plan obligations	29,590	29,949
Other liabilities	30,071	29,614

Total liabilities	1,728,793	1,410,183

Total shareholders' deficit	(42,752)	(23,511)

Total liabilities and shareholders' deficit	$1,686,041	$1,386,672

Choice Hotels International, Inc. and Subsidiaries		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Six Months Ended June 30,

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$53,022	$104,470

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,927	7,021
Depreciation and amortization - marketing and reservation system	9,585	8,599
Franchise agreement acquisition cost amortization	5,558	5,051
Loss on asset disposition and impairment of long-lived assets	1,226	7,304
Impairment of goodwill	—	3,097
Loss on sale of business	—	4,641
Gain on disposal of assets	—	(2,189)
Provision for credit losses, net	24,675	3,535
Loss on extinguishment of debt	607	—
Non-cash stock compensation and other charges	458	8,173
Non-cash interest and other loss (income)	1,097	(2,910)
Deferred income taxes	(27,098)	2,418
Equity in net losses from unconsolidated joint ventures, less distributions received	5,588	5,380
Franchise agreement acquisition costs, net of reimbursements	(12,567)	(19,122)
Change in working capital and other, net of acquisition	(73,626)	(37,729)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,452	97,739

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(21,094)	(38,177)
Investment in intangible assets	(830)	(1,037)
Proceeds from sales of assets	—	10,585
Payment on business disposition, net	—	(10,783)
Contributions to equity method investments	(2,997)	(13,676)
Distributions from equity method investments	3,113	7,509
Purchases of investments, employee benefit plans	(1,932)	(2,276)
Proceeds from sales of investments, employee benefit plans	1,901	1,714
Issuance of notes receivable	(7,730)	(4,877)
Collections of notes receivable	63	5,442
Other items, net	(27)	309
NET CASH USED IN INVESTING ACTIVITIES	(29,533)	(45,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings pursuant to revolving credit facilities	170,300	9,400
Net borrowings pursuant to term loan	249,500	—
Principal payments on long-term debt	(33,369)	(248)
Debt issuance costs	(492)	—
Purchase of treasury stock	(54,536)	(42,437)
Dividends paid	(25,228)	(24,131)
Proceeds from issuance of long-term debt	—	20,715
Payments on transfer of interest in notes receivable	—	(24,409)
Proceeds from exercise of stock options	2,768	16,271

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	308,943	(44,839)

Net change in cash and cash equivalents	280,862	7,633
Effect of foreign exchange rate changes on cash and cash equivalents	(489)	132
Cash and cash equivalents at beginning of period	33,766	26,642

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$314,139	$34,407

CHOICE HOTELS INTERNATIONAL, INC AND SUBSIDIARIES										Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM (1)
(UNAUDITED)

	For the Six Months Ended June 30, 2020			For the Six Months Ended June 30, 2019			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(2)	$84.20	42.6%	$35.86	$95.09	61.6%	$58.57	(11.5)%	(1,900)	bps	(38.8)%
Sleep	76.97	43.6%	33.58	85.53	61.3%	52.40	(10.0)%	(1,770)	bps	(35.9)%
Quality	71.07	38.7%	27.48	79.24	53.5%	42.40	(10.3)%	(1,480)	bps	(35.2)%
Clarion(3)	72.51	31.4%	22.75	83.23	49.2%	40.91	(12.9)%	(1,780)	bps	(44.4)%
Econo Lodge	57.15	38.1%	21.79	62.64	47.1%	29.48	(8.8)%	(900)	bps	(26.1)%
Rodeway	58.38	40.9%	23.87	63.43	48.4%	30.70	(8.0)%	(750)	bps	(22.2)%
WoodSpring Suites	45.99	69.7%	32.07	46.63	76.6%	35.73	(1.4)%	(690)	bps	(10.2)%
MainStay	76.21	51.3%	39.07	85.40	63.2%	53.96	(10.8)%	(1,190)	bps	(27.6)%
Suburban	52.52	61.4%	32.24	58.76	69.3%	40.70	(10.6)%	(790)	bps	(20.8)%
Cambria Hotels	120.89	36.7%	44.41	144.68	68.2%	98.66	(16.4)%	(3,150)	bps	(55.0)%
Ascend Hotel Collection	115.48	39.7%	45.89	121.42	60.3%	73.16	(4.9)%	(2,060)	bps	(37.3)%
Total	$71.09	42.7%	$30.34	$80.86	57.3%	$46.32	(12.1)%	(1,460)	bps	(34.5)%

	For the Three Months Ended June 30, 2020			For the Three Months Ended June 30, 2019			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(2)	$79.57	36.6%	$29.11	$98.61	67.3%	$66.36	(19.3)%	(3,070)	bps	(56.1)%
Sleep	74.34	38.0%	28.23	88.08	66.7%	58.73	(15.6)%	(2,870)	bps	(51.9)%
Quality	68.97	35.5%	24.49	81.69	58.7%	47.97	(15.6)%	(2,320)	bps	(48.9)%
Clarion(3)	69.24	25.6%	17.71	86.78	54.9%	47.67	(20.2)%	(2,930)	bps	(62.8)%
Econo Lodge	57.06	37.9%	21.65	64.93	51.6%	33.53	(12.1)%	(1,370)	bps	(35.4)%
Rodeway	57.10	40.9%	23.37	65.20	52.2%	34.02	(12.4)%	(1,130)	bps	(31.3)%
WoodSpring Suites	44.96	69.2%	31.09	47.79	78.2%	37.35	(5.9)%	(900)	bps	(16.8)%
MainStay	73.82	48.6%	35.86	87.83	67.9%	59.62	(16.0)%	(1,930)	bps	(39.9)%
Suburban	50.79	60.9%	30.95	59.15	71.0%	41.96	(14.1)%	(1,010)	bps	(26.2)%
Cambria Hotels	96.82	24.2%	23.46	152.89	74.8%	114.43	(36.7)%	(5,060)	bps	(79.5)%
Ascend Hotel Collection	109.46	32.2%	35.24	125.87	63.3%	79.70	(13.0)%	(3,110)	bps	(55.8)%
Total	$67.21	39.1%	$26.27	$83.88	62.1%	$52.11	(19.9)%	(2,300)	bps	(49.6)%

Effective Royalty Rate

	For the Quarter Ended		For the Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019

System-wide(4)	4.94%	4.84%	4.94%	4.84%

(1) In response to partial hotel closures resulting from the COVID-19 pandemic, the Company revised its calculation of Occupancy to be reflective of full room availability. Additionally, the Company also made minor revisions to its ADR calculations, with respect to complimentary rooms. The revised ADR, Occupancy and RevPAR are reflected in the tables above for all periods noted.

(2) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(4) Includes United States and Caribbean countries and territories

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES							Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	June 30, 2020		June 30, 2019		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort(1)	1,620	127,583	1,610	126,229	10	1,354	0.6%	1.1%
Sleep	399	28,251	397	28,099	2	152	0.5%	0.5%
Quality	1,690	128,909	1,665	128,115	25	794	1.5%	0.6%
Clarion(2)	179	22,651	175	22,085	4	566	2.3%	2.6%
Econo Lodge	779	46,992	823	49,838	(44)	(2,846)	(5.3)%	(5.7)%
Rodeway	578	33,107	597	34,749	(19)	(1,642)	(3.2)%	(4.7)%
WoodSpring Suites	281	33,797	262	31,515	19	2,282	7.3%	7.2%
MainStay	73	4,629	66	4,387	7	242	10.6%	5.5%
Suburban	60	6,082	56	5,807	4	275	7.1%	4.7%
Cambria Hotels	51	7,347	42	5,923	9	1,424	21.4%	24.0%
Ascend Hotel Collection	207	22,136	186	15,628	21	6,508	11.3%	41.6%

Domestic Franchises(3)	5,917	461,484	5,879	452,375	38	9,109	0.6%	2.0%

International Franchises	1,201	135,534	1,166	120,284	35	15,250	3.0%	12.7%

Total Franchises	7,118	597,018	7,045	572,659	73	24,359	1.0%	4.3%

(1) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(2) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(3) Includes United States and Caribbean countries and territories

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES				Exhibit 6
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

REVENUES AND ADJUSTED OPERATING MARGINS, EXCLUDING MARKETING AND RESERVATION ACTIVITIES
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Total Revenues	$151,733	$317,684	$369,908	$536,004
Adjustments:
Marketing and reservation system revenues	(79,677)	(172,465)	(190,062)	(282,529)
Revenues, excluding marketing and reservation activities	$72,056	$145,219	$179,846	$253,475

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$(2,441)	$74,389	$53,022	$104,470
Income tax (benefit) expense	(437)	19,765	(25,501)	26,163
Interest expense	13,082	11,093	24,462	22,304
Interest income	(2,245)	(2,784)	(4,533)	(5,397)
Other (gains) losses	(3,585)	(906)	692	(3,104)
Loss on extinguishment of debt	—	—	607	—
Equity in net loss of affiliates	3,486	980	5,441	3,151
Depreciation and amortization	6,398	3,405	12,927	7,021
Loss on sale and dispositions & impairment of assets, net	1,226	4,641	1,226	14,942
Mark to market adjustments on non-qualified retirement plan investments	3,553	882	(781)	3,055
Operational restructuring charges	7,154	—	8,518	—
Share-based compensation	1,016	2,177	(141)	4,191
Exceptional allowances attributable to COVID-19	2,678	—	2,678	—
Marketing and reservation system reimbursable (surplus) deficit	9,632	(12,344)	29,694	(2,569)
Franchise agreement acquisition costs amortization	1,579	1,321	3,177	2,842
Adjusted EBITDA	$41,096	$102,619	$111,488	$177,069

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)
(dollar amounts in thousands, except per share amounts)	Three Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
Net income	$(2,441)	$74,389	$53,022	$104,470
Adjustments:
Marketing and reservation system reimbursable (surplus) deficit	4,231	(10,013)	25,106	(2,027)
Loss on sale and disposition & impairment of assets, net	539	2,280	1,037	11,329
Loss on extinguishment of debt	—	—	513	—
Operational restructuring charges	3,196	—	7,229	—
Exceptional allowances attributable to COVID-19	1,176	—	2,264	—
Foreign tax benefit on international restructuring	—	—	(30,572)	—
Adjusted Net Income	$6,701	$66,656	$58,599	$113,772

Diluted Earnings Per Share	$(0.04)	$1.33	$0.95	$1.87
Adjustments:
Marketing and reservation system reimbursable (surplus) deficit	0.08	(0.18)	0.45	(0.04)
Loss on sale and disposition & impairment of assets, net	0.01	0.04	0.02	0.20
Loss on extinguishment of debt	—	—	0.01	—
Operational restructuring charges	0.06	—	0.13	—
Exceptional allowances attributable to COVID-19	0.02	—	0.04	—
Foreign tax benefit on international restructuring	—	—	(0.55)	—
Adjusted Diluted Earnings Per Share (EPS)	$0.13	$1.19	$1.05	$2.03

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES		Exhibit 7
DOMESTIC SYSTEM-WIDE OCCUPANCY VERSUS INDUSTRY (1)
(UNAUDITED)

	Choice	Total
Week beginning	Hotels	Industry
March 8, 2020	51.2%	53.0%
March 15, 2020	38.2%	30.3%
March 22, 2020	30.1%	22.6%
March 29, 2020	28.8%	21.6%
April 5, 2020	27.7%	21.0%
April 12, 2020	30.1%	23.4%
April 19, 2020	31.6%	26.0%
April 26, 2020	34.4%	28.6%
May 3, 2020	36.1%	30.1%
May 10, 2020	37.8%	32.4%
May 17, 2020	40.3%	35.4%
May 24, 2020	41.2%	36.6%
May 31, 2020	44.8%	39.3%
June 7, 2020	47.2%	41.7%
June 14, 2020	48.6%	43.9%
June 21, 2020	50.4%	46.2%
June 28, 2020	50.5%	45.6%
July 5, 2020	51.5%	45.9%
July 12, 2020	52.6%	47.5%
July 19, 2020	52.5%	48.1%
July 26, 2020	53.2%	48.9%
(1) Source: Smith Travel Research (STR), STR Weekly Hotel Review.